Exhibit 99.1

American Financial Group, Inc. Elects Evans Nwankwo to its Board of Directors

CINCINNATI – December 10, 2020 – American Financial Group, Inc. (NYSE: AFG) announced that its Board of Directors has elected Evans N. Nwankwo as a director.

Mr. Nwankwo has worked in the commercial construction industry for nearly 40 years and is the Founder and President of Megen Construction Company, one of the region’s premier builders. Megen Construction provides a full range of services including construction management, design/build, general contracting, estimating and program management, and was the first LEED Platinum builder in the State of Ohio. The Company is a top-ten minority-owned business in Greater Cincinnati with a national reach.

Mr. Nwankwo is active in his community and is the founder of NuWay Foundation, a charitable organization focused on improving the lives and economic conditions of the less fortunate in African villages through health, opportunity, pure water and education (H.O.P.E.), with focused outreach efforts in Awa, Nigeria. He has also served on the Board of Directors of a number of charitable organizations, including the American Red Cross (Cincinnati Chapter), Africa Foundation USA, ArtsWave, Bridges for a Just Community, Cincinnati State Foundation, Cincinnati USA Regional Chamber, The Salvation Army of Greater Cincinnati, University of Cincinnati College of Arts & Sciences and Wilmington College.

Mr. Nwankwo earned a Bachelor of Science in Building Construction Engineering from Texas A&M University and holds a lifetime Certified Professional Estimator (CPE) designation. He has won numerous awards over his career, including the prestigious Spirit of Construction Lifetime Achievement Award.

Carl H. Lindner III and S. Craig Lindner, AFG’s Co-CEOs, stated: “We are pleased to welcome Evans to our Board of Directors. As an engineer, entrepreneur and first generation immigrant, Evans brings a distinctively unique and diverse perspective to risk assessment and management, which will be a valuable addition to our Board.”

About American Financial Group, Inc.

American Financial Group is an insurance holding company, based in Cincinnati, Ohio with assets of approximately $70 billion as of September 30, 2020. Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of traditional fixed and indexed annuities in the retail, financial institutions, broker-dealer, and registered investment advisor markets. Great American Insurance Group’s roots go back to 1872 with the founding of its flagship company, Great American Insurance Company.

Contact:
Diane P. Weidner, IRC
Vice President – Investor & Media Relations
(513) 369-5713

Websites:
www.AFGinc.com
www.GreatAmericanInsuranceGroup.com

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AFG2020-32